As filed with the Securities and Exchange Commission on January 9, 2023

Registration No. 333-253489

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

CI FINANCIAL CORP.

(Exact Name of Registrant as Specified in its Charter)

Ontario	Not Applicable
(Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

15 York St.

Second Floor

Toronto, Ontario, Canada M5J 0A3

(Address of Registrant’s Principal Executive Offices)

CI Financial Corp. Restricted Share Unit Plan

(Full Title of Plan)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

(302) 738-6680

(Name, Address and Telephone Number of Agent for Service)

Copy to:

Ryan Dzierniejko, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

222 Bay Street, Suite 1750

Toronto, ON M5K 1J5

(416) 777-4700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b−2 of the Exchange Act (Check one):

Large Accelerated Filer ☒	Accelerated Filer ☐

Non-Accelerated Filer ☐	Smaller Reporting Company ☐

(Do not check if a smaller reporting company)	Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

This post-effective amendment relates to Registration Statement No. 333-253489 filed on February 24, 2021 (the “Registration Statement”) by CI Financial Corp. (the “Registrant”) with the Securities and Exchange Commission (the “SEC”) pertaining to the offering by the Registrant of up to an aggregate of 6,000,000 common shares (the “Shares”) of the Registrant to be issued under the Registrant’s Restricted Share Unit Plan.

On January 9, 2023, the Registrant filed a Form 25 to report the delisting of the Shares from the New York Stock Exchange and to deregister the Shares under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Registrant intends to file a Form 15 with the SEC, requesting termination of registration under Section 12(g) of the Exchange Act and the suspension of reporting obligations under Sections 13 and 15(d) of the Exchange Act, approximately 10 calendar days from the date hereof.

In connection with the foregoing, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of its securities registered but unsold under the Registration Statement as at the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Country of Canada on January 9, 2023.

CI FINANCIAL CORP.

By:	/s/ Edward Kelterborn
	Name:	Edward Kelterborn
	Title:	Chief Legal Officer

No other person is required to sign this Post-Effective Amendment No. 1 in reliance upon Rule 478 under the Securities Act of 1933, as amended.

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned certifies that it is the duly authorized United States representative of the registrant and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed by the undersigned, thereunto duly authorized, in the City of Newark, Delaware on January 9, 2023.

Puglisi & Associates (Authorized Representative in the United States)

By:	/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Managing Director